EXHIBIT 99.2

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE STATEMENTS OF CASH FLOWS
(in thousands)

	Fifty-Three	Forty-Eight
	Weeks Ended	Weeks Ended
	February 2,	January 28,
	2013	2012
Cash flows from operating activities:
Net loss	$(16,076)	$(71,062)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	18,595	20,202
Impairment of store assets	424	11,445
Amortization of premium on investments	(444)	74
Amortization of financing costs	35	—
Deferred lease related liabilities(1)	(7,216)	(6,599)
Stock-based compensation expense	2,308	2,770
Loss on disposal of assets	52	106
Gain on investments, net	(76)	(122)
Changes in operating assets and liabilities:
Decrease in accounts receivable	19	318
Increase in merchandise inventories	(3,249)	(244)
Increase in prepaid expenses and other current assets	(3,535)	(1,300)
Decrease in income taxes receivable	783	5,113
Decrease in other assets	180	48
Increase in accounts payable(1)	2,952	2,497
(Decrease) increase in accrued liabilities(1)	(3,871)	3,455
(Decrease) increase in lease termination liabilities	(8,032)	8,032
Decrease in other liabilities	(290)	(613)
Net cash used in operating activities	(17,441)	(25,880)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(3,623)	(11,742)
Proceeds from sale of furniture, fixtures and equipment	35	143
Purchases of available-for-sale investments	—	(35,713)
Redemptions of available-for-sale investments	21,403	76,827
Net cash provided by investing activities	17,815	29,515

Cash flows from financing activities:
Financing costs	(350)	—
Shares redeemed for payroll taxes	(67)	(139)
Dividends paid	—	(6,426)
Net cash used in financing activities	(417)	(6,565)

Net decrease in cash and cash equivalents	(43)	(2,930)
Cash and cash equivalents at beginning of period	40,782	43,712
Cash and cash equivalents at end of period	$40,739	$40,782

(1)	Certain prior year amounts have been reclassified to conform to the current year presentation.